EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 22, 2016, between Mike Cairnes (the “Executive”) and KIRKLAND’S, INC., a Tennessee corporation with principal offices in Nashville, Tennessee (the “Company”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Executive Vice President and Chief Operating Officer, and the Executive desires to serve in such capacity pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the parties’ mutual covenants, it is agreed:

1. Definitions.

(a) “Affiliate” means any person or entity controlling, controlled by or under common control with the Company.

(b) “Base Salary” means Executive’s current annual base salary as defined in Section 4(a).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means the occurrence of any of the following, as determined in good faith by the Board: (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription) by Executive; (ii) illegal conduct or gross misconduct of Executive which is materially and demonstrably injurious to the Company or its Affiliates including, without limitation, fraud, embezzlement, theft or proven dishonesty; (iii) Executive’s conviction of a misdemeanor involving moral turpitude or a felony; (iv) Executive’s entry of a guilty or nolo contendere plea to a misdemeanor involving moral turpitude or a felony, (v) Executive’s material breach of any agreement with, or duty owed to, the Company or its Affiliates, or (vi) Executive’s failure, refusal or inability to perform, in any material respect, Executive’s duties to the Company or its Affiliates, which failure continues for more than fifteen (15) days after written notice thereof from the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Compensation Committee of the Board of Directors.

(g) “Confidential Information” means all information respecting the business and activities of the Company, or any Affiliate, including, without limitation, the terms and provisions of this Agreement, information relating to vendor relations, inventory procurement and management, inventory distribution, marketing and sales, store operations, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any portion of Section 7(a) of this Agreement).

(h) “Disability” means Executive’s termination of employment with the Company as a result of Executive’s incapacity due to reasonably documented physical or mental illness that is reasonably expected to prevent Executive from performing Executive’s duties for the Company on a full-time basis for more than six consecutive months; provided however, that no such incapacity will be deemed to be a “Disability” unless Executive would also be deemed to be “Disabled” under Code Section 409A.

(i) “Good Reason” means the occurrence of any of the following: (i) the assignment to Executive of any duties inconsistent with Executive’s position, authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a reduction by the Company in Executive’s annual salary, provided that if the salaries of substantially all of the Company’s senior executive officers (including the Company’s President and CEO) are contemporaneously and proportionately reduced, a reduction in Executive’s salary will not constitute “Good Reason” hereunder; (iii) the failure by the Company, without Executive’s consent, to pay to him any portion of his current compensation, except pursuant to a compensation deferral elected by Executive, other than an isolated and inadvertent failure which is remedied by the Company promptly after receipt thereof given by Executive; (iv) the relocation of the Company’s principal executive offices to a location more than 35 miles from the location of such offices on the Effective Date, or the Company’s requiring Executive to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business; or (v) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Executive gives the Company written notice within ninety (90) days after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason. If the Company fails to cure such act or failure to act, within thirty (30) days after receipt of such notice, Executive may terminate employment for Good Reason within thirty (30) days following the end of that cure period. For the avoidance of doubt, if such act is not curable, Executive may terminate employment for Good Reason upon providing such notice.

(j) “Invention” means any invention, discovery, improvement or innovation with regard to any facet of the business of the Company or its Affiliates, whether or not patentable, made, conceived, or first actually reduced to practice by Executive, alone or jointly with others, in the course of, in connection with, or as a result of service as an employee of the Company or any of its Affiliates, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof. Each Invention shall be the sole and exclusive property of the Company.

(k) “Restricted Non-Competition Period” means, subject to the Company’s ability to extend the Restricted Non-Competition Period as described in Section 8(d) below, twelve (12) months after any termination of Executive’s employment hereunder, provided that the Restricted Non-Competition Period shall be extended for the period, if any, that Executive is in default under the restrictions contained in Section 7(d).

(l) “Restricted Non-Solicitation Period” means twenty-four (24) months after any termination of Executive’s employment hereunder, provided that the Restricted Non-Solicitation Period shall be extended for the period, if any, that Executive is in default under the restrictions contained in Section 7(e).

2. Employment; Scope of Duties. The Company hereby employs Executive, and Executive accepts employment as the Company’s Executive Vice President and Chief Operating Officer. During the term of this Agreement, Executive shall report to the Company’s President and Chief Executive Officer, and shall perform those duties as from time to time assigned.

3. Term. The term of this Agreement will commence on November 28, 2016 (the “Effective Date”), and shall continue until terminated as provided herein.

4. Compensation and Benefits.

(a) Base Salary. As base compensation for the services rendered hereunder to the Company, Executive shall be paid an annual base salary of $400,000, payable in accordance with the Company’s standard payroll practices as in effect from time to time. The Committee will review Executive’s base salary on an annual basis and such base salary shall be subject to upward (but not downward) adjustment, as determined in the discretion of the Committee.

(b) Annual Bonus. For each fiscal year ending during Executive’s employment, Executive will be eligible to earn an annual bonus. The target amount of that bonus will be 75% percent of Executive’s Base Salary for the applicable fiscal year. The actual bonus payable with respect to a particular year will be determined by the Committee, based on the achievement of corporate and individual performance objectives established by the Committee. Any bonus payable under this paragraph will be paid within 2 1/2 months following the end of the applicable fiscal year and will only be paid if Executive remains continuously employed by the Company through the actual bonus payment date.

(c) Equity Incentives. Equity incentives may be granted to Executive from time to time pursuant to the terms and conditions of the Plan, at the discretion of the Committee.

(d) Benefit Plans. Executive shall be eligible to participate in and be covered on the same basis as other senior management of the Company, under all employee benefit plans and programs maintained by the Company, including without limitation retirement, health insurance and life insurance.

(e) Paid Time Off. Executive will be entitled to paid time off each year in accordance with the policies of the Company, as in effect from time to time.

5. Expense Reimbursement.

(a) Standard Business Expenses. Executive shall be reimbursed for those reasonable expenses (as determined by the Company in accordance with then existing policies) necessarily incurred by Executive in the performance of the duties herein as are specifically approved by the Company and as verified by vouchers, receipts, or other evidence of expenditure and business necessity as from time to time required by the Company. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements are subject to Code Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Other Employment; Conduct. Executive agrees to devote all working time and efforts to performing the duties required hereunder. Executive shall not engage in other employment or become involved in other business ventures requiring Executive’s time, absent the prior written consent of the Chief Executive Officer, which consent may be withheld or denied in the sole discretion of the Chief Executive Officer. Executive shall at all times conduct such duties and Executive’s personal affairs in a manner that is satisfactory to the Company and so as to not in any manner injure the reputation of or unfavorably reflect upon the Company or third persons or entities connected therewith.

7. Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to Executive pursuant to this Agreement, Executive agrees to be bound by the provisions of this Section 7 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation. All provisions of this Section 7 shall survive the termination of this Agreement.

(a) Confidentiality. Executive shall not, during the term of this Agreement and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform Executive’s duties and responsibilities or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In addition, Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). Executive shall also proffer to the Board’s designee, no later than the effective date of any termination of Executive’s employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Executive’s actual or constructive possession or which are subject to his control at such time.

(b) Ownership of Inventions. Each Invention made, conceived or first actually reduced to practice by Executive, whether alone or jointly with others, during the term of this Agreement and each Invention made, conceived or first actually reduced to practice by Executive, within one year after the termination of this Agreement, which relates in any way to work performed for the Company or its Affiliates during the term of this Agreement, shall be promptly disclosed in writing to the Board. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. Executive agrees to execute an assignment to the Company or its nominee of Executive’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. Executive further agrees, upon the request of the Company and at its expense, that Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. Executive further agrees, whether or not Executive is then an employee of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by the Company.

(c) Works for Hire. Executive also acknowledges and agrees that all works of authorship, in any format or medium, created wholly or in part by Executive, whether alone or jointly with others, in the course of performing Executive’s duties for the Company or any of its Affiliates, or while using the facilities or money of the Company or any of its Affiliates, whether or not during Executive’s work hours, are works made for hire (“Works”), as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company. To the extent any such Works are not deemed to be works made for hire, Executive agrees, without compensation beyond that provided in this Agreement, to execute an assignment to the Company or its nominee of all right, title and interest in and to such Work, including all rights of copyright arising in or related to the Works.

(d) Restrictive Non-Competition Covenant. Executive agrees that during the term of this Agreement and for the Restricted Non-Competition Period, Executive will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, lend money, advise or furnish services or information of any kind (including consulting services) to, be compensated in any manner by, or be connected in any way with the management, ownership, operation or control of any of the entities list on Exhibit A hereto. Executive understands and acknowledges that the type of retail business conducted by the Company is national in scope. Executive further acknowledges that these restrictions are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that the duration and geographic scope of these restrictions are reasonable given the nature of this Agreement and the position Executive will hold within the Company. Executive further acknowledges that these restrictions are included herein in order to induce the Company to employ Executive pursuant to this Agreement and in connection with the increased compensation and benefits provided hereunder and that the Company would not have entered into this Agreement, increased Executive’s compensation and other benefits or otherwise employed Executive in the absence of these restrictions.

During the term of this Agreement and for the Restricted Non-Competition Period, Executive agrees to (a) notify any prospective employer of the existence of this restrictive non-competition covenant, and (b) notify the Company of Executive’s commencement of employment with any other employer, along with the identity of such new employer.

(e) Restrictive Non-Solicitation Covenant.

1. Covenant Not to Solicit Company Employees. During the term of this Agreement and for the Restricted Non-Solicitation Period, Executive agrees that Executive shall not directly or indirectly on Executive’s own behalf or on behalf or any other employer solicit any present employee of the Company to terminate their employment relationship with the Company.

2. Covenant Not to Solicit Customers. During the term of this Agreement and for the Restricted Non-Solicitation Period, Executive shall not (except on the Company’s behalf), directly or indirectly, on Executive’s own behalf or on behalf of any other person, firm, partnership, corporation or other entity, contact, solicit, divert, induce, call on, take away, do business or otherwise harm the Company’s relationship, or attempt to contact, solicit, divert, induce, call on, take away, do business or otherwise harm the Company’s relationship, with any past, present or prospective customer of the Company or any of its Affiliates (each, a “Customer”). Following the term of this Agreement, a past or prospective Customer shall be limited to such Customer measured within the two (2) year period prior to the date of termination hereunder.

8. Termination.

(a) Termination Rights. The Company may terminate Executive’s employment hereunder at any time either for any or no reason, and Executive may terminate Executive’s employment hereunder for Good Reason or upon thirty (30) days advance notice without Good Reason. Upon any such termination, Executive shall and shall be deemed to have immediately resigned from any and all officer, director and other positions he then holds with the Company and its Affiliates (and this Agreement shall act as notice of resignation by Executive without any further action required by Executive). Upon any such termination, Executive shall be entitled only to such compensation and benefits described in this Section 8.

(b) Company Terminates Executive Without Cause or Executive Resigns For Good Reason. If the Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason, the Company shall, subject to Section 8(e) below, pay the Executive one (1) times Executive’s Base Salary for the year in which such termination shall occur in regular payroll cycles.

(c) Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 8(b), above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s Disability or (d) by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such cessation. All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.

(d) Extension of Restricted Non-Competition Period. At any time during the sixty (60) day period immediately following Executive’s termination of employment hereunder for any reason, the Company may elect to extend the Restricted Non-Competition Period for up to an additional twelve (12) month period (or such lesser period, as determined in accordance with the Company’s election). In the event that the Company provides written notice to Executive that the Restricted Non-Competition Period will be extended pursuant to this Section 8(d), in addition to any amounts owed to executive under Section 8(b), Executive will be entitled to receive his Base Salary in substantially equal monthly installments for the number of months that the Company elects to extend the applicable Restricted Non-Competition Period. Such payments will commence on the first anniversary of Executive’s termination of employment and continue monthly for the duration of any such Restricted Non-Competition Period.

(e) Severance Conditioned Upon Release. Notwithstanding any other provision of this Agreement, no amount will be paid or benefit provided under Section 8(b) hereof unless Executive executes and delivers to the Company a release substantially identical to that attached hereto as Exhibit B (a “Release”) that becomes irrevocable within 30 days following Executive’s separation from service. Subject to satisfaction of the foregoing Release requirement and to any delay required by the next paragraph, the payments described in Section 8(b) above will commence on the 30th day following Executive’s separation from service. Notwithstanding any other provision of this Agreement, the Company’s refusal to provide severance benefits under Section 8(b) due to Executive’s failure or refusal to execute and deliver the Release in accordance with this paragraph, or due to Executive’s breach or purported revocation of that Release, will not relieve Executive of any obligation under Section 7 of this Agreement. Rather, in such a case, Executive’s obligations under Section 7 will apply as though such severance benefits had been provided.

(f) Compliance with Code Section 409A. If the termination giving rise to the payments described in Section 8(b) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due to Executive upon or following Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

(g) Compliance with Code Section 280G. If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

9. Injunctive Relief. Executive understands and agrees that any breach by Executive of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of such breach by Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

10. Waiver of Breach. Any waiver by the Company of a breach of any provision hereof shall not operate as or constitute a waiver of any of the terms hereof with regard to any subsequent breach.

11. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned except by the Company to a business entity which is a successor to the Company by merger, stock exchange, consolidation, or other reorganization, or to an entity which results from a purchase or sale or other transfer or transaction involving third parties, or except to an entity owned or controlled by the principals of the Company. This Agreement (and all rights and benefits hereunder) is for Executive’s personal services and is, therefore, not assignable by Executive.

12. Entire Agreement; Modification. This Agreement is the entire agreement of the parties with regard to Executive’s employment and all other agreements and understandings, whether written or oral, if prior hereto, are merged herein so that the provisions of any prior agreement(s), including without limitation, the Original Agreement, are void and of no further force and effect. This Agreement may not be modified except by a writing signed by both parties.

13. Applicable Law; Venue. This Agreement shall be construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law, even if Employee executed this Agreement outside Tennessee or Davidson County, Tennessee, and even if some or all of Executive’s services are to be rendered outside Tennessee. All legal disputes between the parties shall have a venue in the courts of Davidson County, Tennessee.

14. Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier. Any notice or communication to Executive will be sent to the address contained in Executive’s personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its Vice President- Human Resources. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

15. Provisions Severable. Any provision hereof adjudged void or voidable by a court of competent jurisdiction shall be deemed severable such that the remaining provisions are in full force and effect. To the extent that any provision hereof is adjudged to be overly broad, then such provision shall be deemed automatically replaced by a similar provision as near to the original provision as possible but still enforceable.

16. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

17. Parties Bound. This Agreement shall bind the parties’ respective heirs, legal representatives, successors and permitted assigns.

18. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is party (or by which Executive is otherwise bound) that would prevent or make unlawful Executive’s execution of this Agreement or employment by the Company, or that would in any way prohibit, limit or impair (or purport to prohibit, limit or impair) Executive’s provision of services to the Company.

19. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

KIRKLAND’S, INC.
By: /s/ Mike Madden

Title: President and CEO

MIKE CAIRNES
/s/ Mike Cairnes

EXHIBIT A
Entities Included in the Non-competition Provision

1. Hobby Lobby

2. Bed Bath & Beyond

3. Tuesday Morning

4. TJMaxx

5. Target

6. Williams Sonoma

7. Restoration Hardware

8. Pier One

9. Wayfair

10. Etsy

11. Overstock

12. Michael’s

EXHIBIT B
RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (the “Release”) is made as of the        day of       ,        by and between Mike Cairnes (“Executive”) and KIRKLAND’S, INC. (the “Company”).

WHEREAS, Executive’s employment by the Company will terminate; and

WHEREAS, in connection with that termination and pursuant to Section 8(e) of the Employment Agreement by and between the Company and Executive dated as of November   , 2016 (the “Employment Agreement”), the Company has agreed to pay Executive certain amounts, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Resignation. Executive hereby resigns as an officer and employee of the Company, and as an officer, employee director or board committee member of any subsidiary or Affiliate of the Company, effective as of the date of this Release.

SECTION 2. Acknowledgements. Executive acknowledges that: (a) the payments described in Section 8(b) of the Employment Agreement constitute full settlement of all Executive’s rights under the Employment Agreement, (b) Executive has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Executive. Executive further acknowledges that, in the absence of Executive’s execution of this Release, Executive would not otherwise be entitled to the payments described in Section 8(b) of the Employment Agreement.

SECTION 3. Release and Covenant Not to Sue.

(a) Release. Executive hereby fully and forever releases and discharges Company (including, for purposes of this Section 3, all predecessors and successors, subsidiaries, Affiliates, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

(b) Covenant Not to Sue. Executive expressly represents that Executive has not filed a lawsuit or initiated any other administrative proceeding against the Company and that Executive has not assigned any claim against the Company to any other person or entity. Executive further promises not to initiate a lawsuit or to bring any other claim against the Company arising out of or in any way relating to Executive’s employment by the Company or the termination of that employment. This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

(c) Claims Not Released. The forgoing will not be deemed to release the Company from claims solely (i) to enforce this Release, (ii) to enforce Section 8(b) of the Employment Agreement, or (iii) for indemnification under the Company’s By-Laws, under applicable law, under any indemnification agreement between the Company and Executive or under any similar arrangement.

SECTION 4. Non-Competition and Confidentiality Obligations. Executive acknowledges that the Restrictive Covenants (as defined in the Employment Agreement) survive the termination of Executive’s employment. Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that Executive received adequate consideration in exchange for agreeing to those restrictions, and that Executive will abide by those restrictions.

SECTION 5. Non-Disparagement. Executive will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Company or any of its directors, officers, agents or employees.

SECTION 6. Cooperation. Executive further agrees to cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) that relates to matters with which Executive was involved during Executive’s employment with Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company. The Company will (a) reimburse reasonable expenses incurred by Executive in the course of fulfilling Executive’s obligations under this paragraph and (b) will exercise commercial reasonable efforts to schedule the time for Executive’s cooperation so as to avoid interfering with Executive’s other personal and professional obligations.

SECTION 7. Rescission Right. Executive expressly acknowledges and recites that (a) Executive has read and understands this Release in its entirety, (b) Executive has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) Executive has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) Executive was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) Executive is provided seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company, care of its Vice President- Human Resources.

SECTION 8. Challenge. If Executive violates or challenges the enforceability of this Release, no further benefits under Section 8(b) of the Employment Agreement will be paid or provided to Executive.

SECTION 9. Miscellaneous.

(a) No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

(b) No Reinstatement. Executive agrees to not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

(c) Successors and Assigns. This Release will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and (in the case of the Company) permitted assigns. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Executive may not make any assignment of this Release or any interest herein.

(d) Severability. The provisions of this Release are severable. If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

(e) Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof. This Release may not be changed or modified, except by a Release in writing signed by each of the parties hereto.

(f) Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Tennessee, without regard to the application of the principles of conflicts of laws.

(g) Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

KIRKLAND’S INC.
By:

Title:

MIKE CAIRNES
By: